Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Cheryl Slomann                                                              Rob Whetstone

QAD Investor Relations                                               PondelWilkinson MS&L

805 566 5139                                                                    323 866 6060

investor@qad.com                                                        investor@pondel.com

QAD Increases Revenue, Earnings Guidance for Fiscal 2004

Carpinteria, Calif. — March 17, 2003 — QAD Inc. (NASDAQ:QADI) today revised its financial guidance for its fiscal first quarter and full year.

Due to the pending sale of Mark Hill, a parcel of property located in Carpinteria, CA, that is expected to close in the first fiscal quarter ending April 30, 2003, the company expects to break even or post a small profit in the first quarter.  Previously, QAD said it anticipated revenue in the range of $50 million to $53 million resulting in a small loss to a small profit, depending on the mix of revenue.

For the full year ending January 31, 2004, QAD believes that revenue may reflect higher license sales and be in the range of $210 to $225 million, translating to earnings in the range of $0.15 to $0.50 per diluted share.  Due to the high margins associated with the sale of software licenses, a modest change in license revenue can have a substantial effect on earnings per share.  This compares with previous guidance of revenue of $210 million to $220 million and earnings of between $0.10 and $0.30 per diluted share.

About QAD

QAD delivers value through collaborative commerce for manufacturers, empowering enterprises to integrate diverse business processes and increase profitability.  By enabling global manufacturers to efficiently manage resources within and beyond the enterprise, QAD solutions can improve customer delivery performance and reduce inventory costs.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  To receive any of QAD’s press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; difficulties relating to integration of a new business; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; the successful sale of the Mark Hill property; and general economic and geopolitical factors such as the risk of war.  In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and collaborative commerce software industries are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002.